Exhibit 99.1

                Healthaxis Announces Third Quarter 2005
 Operating Results; Results Substantially Improved From Previous Year

    IRVING, Texas--(BUSINESS WIRE)--Nov. 14, 2005--Healthaxis Inc. (Nasdaq:HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three and nine month periods ending September 30, 2005.



    Third Quarter 2005 Financial Highlights

    -- Revenues in the third quarter 2005 of $3.8 million were down slightly from $3.9 million in the third quarter 2004. A decline in data-capture services from a previously announced customer in the run-off stage and reduced professional service fees was partially offset by increases in higher margin PEPM license fees and transaction fees.

    -- The net loss and net loss attributable to common shareholders in the third quarter 2005 was $511,000 ($0.09 per share). This is a 62% reduction from the $1.3 million loss ($0.48 per share) for the same quarter in 2004. The improved results were primarily from decreased personnel and contractor costs, lower corporate facility costs, and lower amortization and depreciation.

        The reduced facility costs are due to moving the Company's headquarters, in June 2005, to a smaller facility with a lower cost per-square-foot. Lower intangible asset amortization accounted for $252,000 of the quarter-over-quarter decrease in expenses. All intangible assets, with the exception of goodwill, are now completely amortized. Sales and marketing expenses were slightly lower than in 2004, however the company is planning to increase its spending in the near-term as the sales organization is now fully staffed and has a full agenda of planned activities.

    -- As of September 30, 2005, the Company had a cash balance of approximately $5.8 million compared to $3.9 million at December 31, 2004. Total stockholders equity was $15.3 million as compared to $12.8 million on the same dates, respectively.

    Year to Date 2005 Financial Highlights

    -- Revenue was approximately $12.0 million the first nine months of 2005 compared to $12.1 million for 2004. The explanation for year-to-date results is similar to that described in the quarterly results above.

    -- Year-to-date operating expenses were down $3.2 million (19%), from $16.8 million in 2004 to $13.6 million in 2005. Approximately $1.0 million of the reduction was the result of reduced personnel and contractor costs, and travel and facility costs in the Company's operating unit. General and administrative costs were down $830,000 due primarily to reduced costs for outside legal, accounting and consulting services. Approximately $696,000 of the reduction was related to amortization of intangible assets as described in the quarterly results above. A $979,000 credit in 2005 resulted from the reversal of a contingent tax liability due to the expiration of the applicable statute of limitation period. This one-time, non-cash credit was partially offset by $523,000 of expenses in 2005 related to the Company's former headquarters, which was abandoned in June 2005. The abandonment charge includes relocation costs incurred to date and the write off of certain assets abandoned in the move, plus an accrual for the future rent obligations until the lease is fully paid in December 2005.

    -- The 2005 year-to-date net loss of $1.8 million is a 63% reduction from the $4.9 million net loss in the same period of 2004. The reduced loss is due to the lower operating expenses described above.

    -- The year-to-date net loss attributable to common shareholders was $1.8 million ($0.37 per share) in 2005 compared to $8.9 million ($3.20 per share) in 2004. The 2004 results included a charge of $4.0 million related to the preferred stock modification transaction, which closed in June 2004.


    Review and Outlook

    In August 2005, the Company's Board of Directors appointed John M. Carradine as the Chief Executive Officer, effective October 1, 2005. Mr. Carradine succeeds James W. McLane who remains as non-executive Chairman of the Board. Mr. Carradine has been with the Company since 2001 and was previously the President and Chief Operating Officer.
    In October 2005, the Company entered into a multi-year agreement with a customer to provide a wide array of services, including the use of the company's front-end, benefits administration systems, web-based solutions, provider management, and post-adjudication services. The customer is one of the largest, most respected and most aggressively growing full-service TPA's in the country. Mr. Carradine noted, "Our arrangements in this contract confirm our belief in the market's needs for the company's technology and service capabilities. We expect to deliver a large-scale implementation over the next nine months to move this business fully into our environment. Once completed, we believe that the relationship will evolve even further as both companies grow and develop their working processes with each other. We believe that this customer will achieve its internal objectives of knowing that it can confidently grow its business while its systems and services partner delivers the most cost effective and comprehensive solutions available in the market."
    Mr. Carradine concluded by saying, "So far in 2005, we have continued with steady progress in improving our overall operational status, both in terms of productivity and product development. However, revenues have not to date followed that trend. We believe that we will begin to improve the revenue trend with new business that we expect will start making a positive contribution in the coming months and quarters. Our sales and marketing programs are bringing a new awareness level to customers about Healthaxis and our extensive capabilities and solutions. It is a key task for us as we enter 2006 to take advantage of that awareness and begin to close on the business opportunities before us."

    About Healthaxis

    Healthaxis (Nasdaq:HAXS) is a leading provider of fully integrated business process outsourcing and claims administration technology solutions; specializing in mailroom outsourcing, scanning, imaging, data capture, data conversion through OCR, repricing for primary and secondary networks and PPO routing services. Healthaxis' technology enhanced solutions include a HIPAA compliant ASP claims administration software model, PPO cleanup and maintenance tools, and a suite of self service web enabled products targeting health benefit administrators and health insurance claims processors for the mid to large tier payer market. For information on Healthaxis products and services, call 800-519-0679 or visit www.healthaxis.com. For investor information, call 972-458-8000.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our most recently filed Form 10-K and under the caption "Risk Factors" of our Form S-3 Registration Statement filed with the Commission on June 27, 2005.



                   Healthaxis Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations
     (In thousands, except share and per share data) (Unaudited)

                         Three  Months Ended     Nine  Months Ended
                             September 30           September 30
                           2005       2004       2005         2004
                        ---------- ---------- ---------- -------------
                                                         (As Restated)

Revenues                   $3,843     $3,942    $11,980       $12,085
Expenses:
  Cost of revenues          3,432      3,827     11,224        12,204
  Sales and marketing         326        377        793         1,011
  General and
   administrative             551        764      2,008         2,838
  Reversal of contingent
   tax liability                -          -       (979)            -
  Lease abandonment
   charge                      23          -        523             -
  Amortization of
   intangibles                  -        252         84           780
                        ---------- ---------- ---------- -------------
Total operating expenses    4,332      5,220     13,653        16,833
                        ---------- ---------- ---------- -------------
Operating loss               (489)    (1,278)    (1,673)       (4,748)
Interest and other
 income (expense), net        (22)       (50)      (121)         (135)
                        ---------- ---------- ---------- -------------
Net loss                     (511)    (1,328)    (1,794)       (4,883)
Less: Fair value of
 consideration
 transferred
 over carrying value of
 preferred stock                -          -          -        (3,973)
                        ---------- ---------- ---------- -------------
Net loss attributable to
 common shareholders        $(511)   $(1,328)   $(1,794)      $(8,856)
                        ========== ========== ========== =============

Net loss per share of
 common stock (basic and
 diluted)                  $(0.09)    $(0.48)    $(0.37)       $(3.20)
                        ========== ========== ========== =============

Weighted average common
 shares used in
 computing loss per
 share
     Basic and diluted  5,988,855  2,768,291  4,883,492     2,768,061


                   Healthaxis Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
     (In thousands, except share and per share data) (Unaudited)

                                               Sept. 30,  Dec. 31,
                                                  2005      2004
                                               ---------- --------

Assets
    Cash and cash equivalents                     $5,767   $3,930
    Accounts receivable, net                       2,278    2,368
    Other current assets                             760      635
                                               ---------- --------
    Total current assets                           8,805    6,933
    Property, equipment and software, net          1,716    1,654
    Goodwill                                      11,276   11,276
    Other assets                                     422      795
                                               ---------- --------
    Total assets                                 $22,219  $20,658
                                               ========== ========


Liabilities and stockholders' equity
    Current liabilities                           $4,140   $3,607
    Long-term debt                                 1,523    2,041
    Other long-term liabilities                    1,292    2,211
    Stockholders' equity                          15,264   12,799
                                               ---------- --------
    Total liabilities and stockholders' equity   $22,219  $20,658
                                               ========== ========



    CONTACT: Halliburton Investor Relations
             Investor Contact
             Matt Kreps, 972-458-8000
             mkreps@halliburtonir.com